Exhibit 99.1

eMagin Corporation Announces Second Quarter 2021 Results

Reports Second Quarter Revenue of $6.3 Million on Diversified Product Sales

Company Continues to grow ENVG-B Night Vision, Medical and International Programs

HOPEWELL JUNCTION, N.Y. –August 12, 2021 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its quarter ended June 30, 2021.

“We continue to make steady progress in developing our Direct Patterning Display (dPd™) technology and remain on schedule to produce disruptive and industry-leading, high-brightness, high-resolution, and full-color prototypes this year,” said eMagin CEO Andrew G. Sculley. “We believe our improvements in the OLED architecture and dPd processes will meet the performance goals of our tier-one OEM customers using the high-resolution backplanes we have developed for them. As a further testament to our technological leadership, several new patents were issued and allowed in the second quarter, which are centered on improvements to the dPd process for improved yield and device performance.

“In addition to improvements in dPd materials and processes, we have advanced the state of the art with our XLE technology, which utilizes a white OLED emitter with color filters. This technology provides customers with a substantial gain in luminance and/or power savings for their applications. We have already closed a major design win with a military customer to use these displays and are currently ramping production. We will enhance the technology over the next year to provide even greater luminance improvement to our customers, a critical need for the military, medical and commercial AR/VR solutions of tomorrow. We believe our parallel strategy of disrupting the industry with direct patterning combined with improvements in the color filter roadmap will enable us to continue to lead the high brightness at lower power roadmap and drive the AR/VR applications of the future.

“In the second quarter, we continued to see uptake of our technology into new applications, including new head-mounted display programs, undersea connected-diver products, and new thermal weapon scopes.  The thermal scope business continued to show a strong recovery in post-pandemic order growth. We believe that as XLE and dPd mature, we will accelerate our growth of new technology insertions.

“In terms of revenue, our second-quarter results were mixed, with continued display revenue growth in our ENVG-B program, and increased shipments to medical, veterinary and hunting scope customers. However, our year-over-year decrease in total revenue reflected the impact of production issues and unexpected manufacturing tool downtime in the quarter. As we continue to bring on new equipment as part of our $39.1 million Title III and IBAS programs, we expect to resolve these issues. Our contract revenue decreased year over year mainly due to the timing of certain development work for a tier-one consumer customer. Overall, as of June 30, 2021, our sales backlog of open orders was $10.3 million, which grew to $16.0 million by July 31, 2021.

Second Quarter Results

Total revenues for the second quarter of 2021 were $6.3 million, compared with $7.7 million reported in the prior year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the second quarter of 2021 were $5.7 million, a  decrease of $0.5 million from product revenues of $6.3 million reported in the prior-year period. The year-over-year decrease in display revenue primarily resulted from unexpected down time experienced with manufacturing equipment, which delayed certain display shipments into the third quarter. The decline was partially offset by higher sales to military, medical and veterinary customers. Contract revenues were $0.5 million compared with $1.4 million reported in the prior year, reflecting the timing of phases and milestones associated with the contract of a tier-one consumer company. eMagin is continuing to work on a proof of concept and anticipates ongoing contract revenue with this customer.

Total gross margin for the second quarter was 9% on gross profit of $0.6 million, compared with a gross margin of 26% on gross profit of $2.0 million in the prior year period. The decrease in gross margin reflects decreased shipments of displays in the three months ended June 30, 2021 combined with the impact of lower manufacturing volumes and decreases in period costs capitalized into inventory due to equipment issues that occurred during the second quarter of 2021.

Operating expenses for the second quarter of 2021, including R&D expenses, were $3.5 million, compared with $3.3 million in the prior-year period. Operating expenses as a percentage of sales were 55% in the second quarter of 2021 compared with 43% in the prior-year period.  The year-over-year increase in R&D reflects materials and other overhead costs related to development and qualification of the Company’s higher brightness XLE and dPd displays, and a decrease in costs allocated to contracts reflecting lower contract revenues in the 2021 period.

Operating loss for the second quarter of 2021 was $2.9 million, compared with an operating loss of $1.3 million in the prior-year period,  reflecting the decreased gross profit and increased investments in R&D in the current year.

Net loss for the second quarter of 2021 was $0.3 million, or $0.00 per share, compared with a loss of $2.8 million, or $0.05 per share, in the prior-year period. Net loss for the current period includes a $2.6 million non-cash profit, related to the change in fair value of a warrant liability. Excluding the impact of the change in the fair value of the warrant liability for both periods, net loss for the second quarter of 2021 was $2.9 million, or $0.04 per share, versus a net loss of $1.3 million, or $0.02 per share in the prior-year period.

Adjusted EBITDA for the second quarter of 2021 was negative $2.0 million, compared with negative $0.8 million in the prior-year period.

Balance Sheet Highlights

As of June 30, 2021, the Company had cash and cash equivalents of $10.6 million and working capital of $9.0 million.  During the second quarter, the Company borrowed $0.2 million under its asset-based lending (ABL) facility and realized proceeds from the exercise of stock options and warrants of $1.0 million. Borrowings and availability under the ABL facility were $0.4 million and $1.9 million, respectively, as of June 30, 2021.

During the quarter eMagin took delivery of two additional production tools, which will improve the reliability of our processes and improve yields. We continue to make down payments with vendors that are building equipment requested under the Company’s government capital equipment funding awards.

Measurement of Inventory

As previously announced, in recognition of a shift in product demand toward larger, more complex displays yielding fewer die per wafer, the Company determined that measuring output by the number of displays produced per quarter is not an accurate measure of production capacity, and that measuring output based on the number of wafers produced per quarter is a more appropriate measure of production volume. As the number of wafers produced per quarter has remained consistent for the past two years, the Company concluded it was no longer in a period of abnormal production that would require limiting the amount of overheads allocated to inventory. The Company believes that fully allocating the overhead to work in process and finished goods inventories results in more accurate inventory valuation and computation of costs of goods sold, in addition to providing better information for making pricing decisions.

Under this change in estimate for allocating overhead, which was adopted in the first quarter of 2021, overhead is now fully allocated to products, resulting in an increase in standard costs and decrease inventory values. In the second quarter of 2021, the impact of this change was a decrease of approximately $0.2 million in the carrying value of the Company’s work in process and finished goods inventory, with a corresponding decrease in product cost of goods sold.

Chief Financial Officer

In July, eMagin’s board of directors formally named Mark Koch as chief financial officer. Mr. Koch had served as the Company’s acting CFO since January of 2020.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9 a.m. ET on Thursday, August 12 to discuss eMagin’s quarterly results, business highlights and outlook. To join the live listen-only webcast, please visit the Company’s Investor Relations website at https://www.emagin.com/investors/events. To join the conference call, dial 1-844-308-1725 in the United States, or 1-929-517-0939 internationally. The entry code is 2481588. Participants are encouraged to join at least 10 minutes before the start of the call. An archive of the webcast will be available approximately one hour after the live call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7900
investorrelations@emagin.com

Sharon Merrill Associates, Inc.
Nicholas Manganaro

Vice President
617-542-5300
eman@investorrelations.com

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$10,568	$8,315
Restricted cash	1,491	2,111
Accounts receivable, net	3,117	5,314
Account receivable-due from government awards	77	1,013
Unbilled accounts receivable	783	253
Inventories	8,133	8,379
Prepaid expenses and other current assets	795	943
Total current assets	24,964	26,328
Property, plant and equipment, net	25,517	21,132
Operating lease right - of - use assets	21	50
Intangibles and other assets	121	126
Total assets	$50,623	$47,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,425	$1,206
Accrued compensation	2,346	1,628
Paycheck Protection Program loan - current	—	982
Revolving credit facility, net	405	1,875
Common stock warrant liability	9,188	4,622
Other accrued expenses	559	1,693
Deferred revenue	86	425
Operating lease liability - current	21	51
Finance lease liability - current	1,129	1,027
Other current liabilities	825	757
Total current liabilities	15,984	14,266
Other liability - long term	42	56
Paycheck Protection Program loan - long term	—	982
Deferred Income - government awards - long term	7,935	4,309
Finance lease liability - long term	11,631	11,783
Total liabilities	35,592	31,396

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2021 and December 31, 2020.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 72,665,730 shares, outstanding 72,503,664 shares as of June 30, 2021 and issued 68,890,819 shares, outstanding 68,728,753 shares as of December 31, 2020.	72	69
Additional paid-in capital	275,173	268,729
Accumulated deficit	(259,714)	(252,058)
Treasury stock, 162,066 shares as of June 30, 2021 and December 31, 2020.	(500)	(500)
Total shareholders’ equity	15,031	16,240
Total liabilities and shareholders’ equity	$50,623	$47,636

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:

Product	$5,742	$6,260	$11,847	$11,894
Contract	537	1,440	1,205	2,537
Total revenues, net	6,279	7,700	13,052	14,431

Cost of revenues:

Product	5,466	4,978	10,173	9,768
Contract	242	746	600	1,253
Total cost of revenues	5,708	5,724	10,773	11,021

Gross profit	571	1,976	2,279	3,410

Operating expenses:

Research and development	1,788	1,599	3,630	2,579
Selling, general and administrative	1,690	1,712	3,514	3,510
Total operating expenses	3,478	3,311	7,144	6,089

Loss from operations	(2,907)	(1,335)	(4,865)	(2,679)

Other (expense) income:
Change in fair value of common stock warrant liability	2,642	(1,481)	(4,566)	(1,501)
Interest expense, net	(205)	(18)	(415)	(35)
Gain on forgiveness of debt	—	—	1,963	—
Other income, net	192	3	227	15
Total other (expense)	2,629	(1,496)	(2,791)	(1,521)
Loss before provision for income taxes	(278)	(2,831)	(7,656)	(4,200)
Income taxes	—	—	—	—

Net loss allocated to common shares	$(278)	$(2,831)	$(7,656)	$(4,200)

Loss per share, diluted	$—	$(0.05)	$(0.11)	$(0.08)

Weighted average number of shares outstanding:

Diluted	72,193	56,755	72,193	54,197

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net loss	$(278)	$(2,831)	$(7,656)	$(4,200)
Non-cash compensation	37	44	50	87
Change in fair value of common stock warrant liability	(2,642)	1,481	4,566	1,501
Depreciation and intangibles amortization expense	694	479	1,427	959
Interest expense	205	18	415	35
Adjusted EBITDA	$(1,984)	$(809)	$(1,198)	$(1,618)